Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

American Spectrum Realty, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of American Spectrum Realty, Inc. of our report dated March 31, 2010, relating to the consolidated financial statements and financial statement schedules, which appears in this Form 10-K.

Hein & Associates LLP
Houston, Texas
November 16, 2011